Exhibit 99.1

HireQuest, Inc. Enters Definitive Agreement to Acquire Assets of MRINetwork

Acquisition Will Add 232 Franchises Focused on Executive Search and Professional Staffing Services

GOOSE CREEK, South Carolina – November 16, 2022 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today announced that it has entered into a definitive agreement to acquire certain assets of MRINetwork, (“MRI”) (mrinetwork.com), the third-largest executive recruiting network in the world, headquartered in Delray Beach, Florida, for approximately $13.5 million before working capital adjustments. The assets include MRI’s 232 franchise offices in the U.S. and internationally, which generated approximately $283 million in systemwide sales and standalone adjusted EBITDA of $1.9 million for the trailing 12-month period ended September 30, 2022.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented, “MRI is recognized as one of the top permanent placement executive search and professional staffing networks in the U.S. The addition of MRI as a franchise offering for executive search provides HQI with immediate scale in the segment and is highly complementary with our existing HireQuest Direct and Snelling offerings. For more than 50 years, MRI’s franchisees have provided their clients with exemplary service, we are looking forward to providing them with additional tools and support they need to grow that success in the future.”

Bert Miller, President and Chief Executive Officer of MRI, commented “I’ve spent over 27 years as an MRI franchisee and became its CEO three years ago with a goal of carrying on the innovation established by our original founder, Alan Schonberg. Through this time, we’ve successfully guided the organization through a digital transformation to prepare the business for the future and help our franchisees build real businesses that also happen to be search firms. I’m extremely proud of what we’ve built at MRI, and believe HQI will be a perfect partner to further develop our corporate and leadership teams and, most importantly, provide our franchisees with more resources, broader scope, and the ability to strategically scale. We believe that becoming part of the HQI family is the right pathway to grow MRINetwork and give our franchisees every opportunity to further their success.”

HireQuest will fund this acquisition with cash on hand and its existing line of credit. Completion of this transaction is subject to a number of closing conditions. Subject to such conditions, the transaction is expected to close December 12, 2022. During the interim, both HireQuest and MRINetwork offices will remain open for business without interruption.

Richmond, Virginia-based Transact Capital Securities, LLC served as financial advisor to MRINetwork.

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, Link, and Northbound Executive Search franchised offices across the United States. Through its national network of over 225 franchisee-owned offices in more than 38 states and the District of Columbia, HireQuest provides employment for approximately 75,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com.

About MRINetwork

In 1965, Management Recruiters International innovated the search industry by launching the first franchise model that helped thousands of professionals to achieve successful recruitment careers. MRINetwork has maintained its position at the forefront of the talent access field ever since, continuing to push the bounds of the industry to help organizations and individuals build successful companies and careers. From the transition to a digital-first workforce to the shifting parameters of contract staffing, MRINetwork has helped hundreds of firms build the infrastructure they need to succeed. Today, MRINetwork is ranked 3rd by revenues in the U.S. among professional staffing and executive recruitment firms. Headquartered in Delray Beach, Fl., the company has over 232 affiliate offices in the U.S. and internationally.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions; future revenue or sales and the growth thereof; operating results; anticipated closing of its transaction with MRI; anticipated benefits of the combination of HQI and MRI’s assets; the transition of MRI’s franchisees to HQI’s systems, effects of expanded scale or offerings, or the status of integration of MRI’s operations. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. The company cannot assure you that these expectations will occur, and its actual results may be significantly different because of various risks and uncertainties discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and subsequent filings with the SEC. Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:                                                  Investor Relations Contact:

HireQuest, Inc.                                                          IMS Investor Relations

David Hartley, VP of Corporate Development         John Nesbett/Jennifer Belodeau

(800) 835-6755                                                         (203) 972-9200

Email: cdhartley@hirequest.com                             Email: hirequest@imsinvestorrelations.com